Exhibit 99.1

HOUSTON AMERICAN ENERGY ANNOUNCES ADJOURNMENT OF ITS

ANNUAL MEETING TO TUESDAY, OCTOBER 25, 2022

Houston, TX – September 21, 2022 – Houston American Energy Corp. (NYSE American: HUSA) today announced that, due to the lack of a quorum, it convened and then adjourned, without conducting any business, its annual meeting of stockholders (the “Annual Meeting”) held on September 20, 2022, at 10:00 a.m., central time. The Annual Meeting was adjourned until Tuesday, October 25, 2022 at 10:00 a.m., central time.

No changes have been, or are expected to be, made to the record date or the proposals to be brought before the Annual Meeting, which proposals are presented in the previously distributed proxy statement. The Company has determined to adjourn the Annual Meeting in order to provide additional time to solicit proxies to secure a quorum and to solicit votes from its stockholders with respect to the proposals set forth in the Company’s proxy statement.

The Company encourages any stockholder that has not yet voted its shares or is uncertain if their shares have been voted to contact their broker or bank. The board of directors and management respectfully requests stockholders as of the record date, August 15, 2022, to please vote their proxies as soon as possible. Stockholders who have previously submitted their proxy or otherwise voted for the Annual Meeting and who do not want to change their vote need not take any action.

If the number of additional shares of common stock voted at the adjourned Annual Meeting is not sufficient to reach a quorum, the Company intends to adjourn the Annual Meeting again, which will result in the Company incurring additional costs.

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The company’s business strategy includes a property mix of producing and non-producing assets with a focus on the Permian Basin in Texas, Louisiana and Colombia.

For additional information, view the company’s website at www.houstonamerican.com or contact Houston American Energy Corp. at (713) 222-6966.